Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
POLO RALPH LAUREN CORPORATION
(Originally Incorporated March 20, 1997)

POLO RALPH LAUREN CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), hereby certifies pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) as follows:

1.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article “FIRST” thereof and inserting the following in lieu thereof:

“FIRST:  The Corporation’s name is Ralph Lauren Corporation.”

2.            The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law and shall become effective on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, Polo Ralph Lauren Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 15th day of August, 2011.

POLO RALPH LAUREN CORPORATION

By:	/s/ Avery S. Fischer
	Name:	Avery S. Fischer
	Title:	Senior Vice President and General Counsel